NEWS RELEASE

Coeur Reports Second Quarter 2019 Production and Sales Results
Chicago, Illinois - July 11, 2019 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE: CDE) today announced second quarter 2019 production of 86,584 ounces of gold, 3.1 million ounces of silver, 5.3 million pounds of zinc and 5.0 million pounds of lead. Metal sales for the quarter were 86,385 ounces of gold, 3.0 million ounces of silver, 5.3 million pounds of zinc and 5.2 million pounds of lead.
As disclosed on May 1, 2019, the Company expects to produce 334,000 - 372,000 ounces of gold, 12.2 - 14.7 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead in 2019.

Quarterly Production Results
"Our second quarter operational results were in-line with our expectations and reflect solid, double-digit production increases across all four metals we produce," said Mitchell J. Krebs, Coeur’s President and Chief Executive Officer. "We continue to deliver quarter-over-quarter improvements at Silvertip, which is a top initiative for the Company this year. Production increased at Palmarejo due to higher throughput and recovery rates, while Kensington continued to benefit from higher grades from the Jualin deposit. Wharf is expected to benefit from a combination of higher grades and the placement of additional ore during the second half to achieve its full-year plan."
"At Rochester, commissioning of the high-pressure grinding roll ("HPGR") unit continues. We expect the new crushing configuration to begin crushing ore in early August, which is approximately four weeks later than originally scheduled due to a new secondary crusher unit that required replacement," continued Mr. Krebs. "Overall, we remain confident in our ability to achieve our full-year production guidance at each of our operations."

Operations
Second quarter production and sales highlights for each of Coeur's operations are provided below.
Palmarejo, Mexico

	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Tons milled	447,727	378,987	378,389	300,116	344,073
Average gold grade (oz/t)	0.07	0.07	0.08	0.10	0.11
Average silver grade (oz/t)	4.74	4.64	5.96	6.26	6.86
Average recovery rate – Au	87.7%	83.4%	97.6%	88.8%	89.9%
Average recovery rate – Ag	81.8%	72.8%	84.0%	82.2%	87.5%
Ounces Produced
Gold	28,246	23,205	31,239	27,885	33,702
Silver (000's)	1,735	1,278	1,893	1,544	2,066
Ounces Sold
Gold	28,027	27,394	23,667	29,830	31,207
Silver (000's)	1,709	1,405	1,534	1,572	2,092
Average realized price per gold ounce	$1,210	$1,154	$1,148	$1,082	$1,162
Average realized price per silver ounce	$14.86	$15.39	$14.57	$14.75	$16.49

•
Second quarter gold and silver production increased 22% and 36%, respectively, to 28,246 and 1.7 million ounces compared to the prior quarter. Year-over-year, gold and silver production decreased approximately 16%

•
Higher production during the quarter was primarily driven by an 18% increase in mill throughput as well as improved access to higher-grade secondary stopes with better recoveries due to the maintenance and expansion of the cemented rockfill plant, which was completed in the prior quarter

•
Production began at the La Nación deposit, located between the Independencia and Guadalupe underground mines, shortly after the end of the second quarter. Production at La Nación is anticipated to continue ramping up during the third quarter as infrastructure projects are completed, adding approximately 400 tons per day of additional mill feed

•
Installation of a new thickener remains on budget and on schedule with commissioning anticipated to begin at the end of July. The project is expected to increase metallurgical recoveries for both gold and silver by approximately 2% and has an estimated one-year payback

•	Approximately 22% of gold sales in the second quarter, or 6,190 ounces, were sold under Palmarejo's gold stream agreement at a price of $800 per ounce

•	Full-year 2019 production guidance remains unchanged at 95,000 - 105,000 ounces of gold and 6.5 - 7.2 million ounces of silver

Rochester, Nevada

	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Tons placed	2,786,287	2,667,559	3,674,566	4,061,082	4,083,028
Average silver grade (oz/t)	0.45	0.46	0.46	0.52	0.53
Average gold grade (oz/t)	0.003	0.003	0.004	0.004	0.004
Ounces Produced
Silver (000's)	971	960	1,466	1,290	1,125
Gold	8,609	8,256	15,926	14,702	12,273
Ounces Sold
Silver (000's)	962	1,000	1,391	1,248	1,097
Gold	8,642	8,511	15,339	14,257	12,030
Average realized price per silver ounce	$14.83	$15.31	$14.53	$14.70	$16.47
Average realized price per gold ounce	$1,295	$1,299	$1,234	$1,204	$1,297

•
Silver production remained relatively flat quarter-over-quarter at approximately 1.0 million ounces, while gold production increased 4% to 8,609 ounces. Year-over-year, silver and gold production decreased 14% and 30%, respectively

•
Higher gold production was driven by the timing of leach pad recoveries as well as improved weather conditions. Tons placed also increased in the second quarter due to the stacking of additional run-of-mine material, despite the idling of the X-Pit crusher during May and June for commissioning of the new crusher configuration

•
Commissioning of the new crusher configuration, including the HPGR unit, continued through the end of the quarter. A new secondary crusher unit failed late in the second quarter, and is in the process of being replaced by an idle tertiary crushing unit located on-site

•
The replacement of the secondary crusher unit is expected to delay the commissioning of the crushing circuit, including the HPGR unit, by approximately four weeks. Overall crushing rates, silver recovery expectations and capital requirements remain in-line with prior estimates

•	The Company is maintaining full-year 2019 production guidance of 4.2 - 5.0 million ounces of silver and 40,000 - 50,000 ounces of gold

Kensington, Alaska

	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Tons milled	160,510	164,332	166,310	167,964	168,751
Average gold grade (oz/t)	0.23	0.20	0.23	0.17	0.16
Average recovery rate	93.0%	90.2%	93.0%	91.8%	92.6%
Gold ounces produced	34,049	29,973	35,335	26,809	25,570
Gold ounces sold	34,415	31,335	33,202	25,648	28,165
Average realized price per gold ounce	$1,312	$1,286	$1,246	$1,161	$1,269

•	Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above include pre-commercial production

•
Gold production during the second quarter increased 14% to 34,049 ounces compared to the prior quarter. Year-over-year gold production increased 33%. Average gold grade was approximately 15% higher quarter-over-quarter and 44% higher year-over-year driven by additional ore feed from the high-grade Jualin deposit

•
Jualin accounted for approximately 17% of Kensington’s second quarter production, compared to approximately 10% in the prior quarter. For the full year, Jualin is expected to account for approximately 20% of Kensington's total production

•	Full-year 2019 production guidance is unchanged at 117,000 - 130,000 ounces of gold

Wharf, South Dakota

	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Tons placed	919,435	1,090,510	1,644,168	1,127,391	1,075,820
Average gold grade (oz/t)	0.023	0.020	0.020	0.023	0.023
Ounces produced
Gold	15,680	16,902	16,960	19,437	22,507
Silver (000's)	12	13	13	13	13
Ounces sold
Gold	15,301	18,086	15,306	19,874	23,053
Silver (000's)	12	14	11	12	14
Average realized price per gold ounce	$1,311	$1,317	$1,247	$1,198	$1,285

•	Gold production in the second quarter declined 7% quarter-over-quarter and 30% year-over-year to 15,680 ounces

•
Lower production was largely driven by inclement weather, which diluted leach pad solutions, as well as lower crusher throughput during the quarter. The Company has engaged a third party contractor to crush an additional 300,000 tons of ore primarily during the third quarter to supplement operating activities

•
Production is also anticipated to increase for the remainder of 2019 due to the placement of higher-grade ore late in the second quarter and is expected to continue during the third and fourth quarters

•	The Company is maintaining full-year 2019 production guidance of 82,000 - 87,000 ounces of gold

Silvertip, British Columbia

	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Tons milled	59,689	62,051	38,802	28,080	14,450
Average silver grade (oz/t)	7.48	5.50	6.06	7.29	14.15
Average zinc grade (%)	7.5%	5.9%	5.8%	8.0%	8.2%
Average lead grade (%)	5.4%	3.7%	3.9%	4.6%	8.1%
Average recovery rate – Ag	77.0%	69.9%	60.5%	47.0%	42.3%
Average recovery rate – Zn	59.1%	50.5%	69.1%	49.1%	57.9%
Average recovery rate – Pb	77.3%	66.8%	54.7%	44.4%	40.5%
Produced
Silver (000's ounces)	344	239	142	96	87
Zinc (000's lbs)	5,322	3,719	3,083	2,207	1,372
Lead (000's lbs)	4,980	3,077	1,658	1,159	949
Sold
Silver (000's ounces)	365	215	127	131	10
Zinc (000's lbs)	5,303	4,723	2,552	1,772	469
Lead (000's lbs)	5,186	2,748	1,444	1,645	—
Average realized price per silver ounce, gross	$15.18	$14.98	$15.54	$14.62	$16.31
Treatment and refining charges per silver ounce	$1.18	$1.24	$1.38	$3.34	$3.30
Average realized price per silver ounce, net	$14.00	$13.74	$14.16	$11.28	$13.01
Average realized price per zinc pound, gross	$0.83	$1.50	$1.07	$1.20	$1.35
Treatment and refining charges per zinc pound	$0.34	$0.31	$0.24	$0.27	$0.27
Average realized price per zinc pound, net	$0.49	$1.19	$0.83	$0.93	$1.08
Average realized price per lead pound, gross	$0.87	$0.92	$0.87	$0.97	$—
Treatment and refining charges per lead pound	$0.05	$0.06	$0.07	$0.07	$—
Average realized price per lead pound, net	$0.82	$0.86	$0.80	$0.90	$—

•	Silvertip achieved commercial production on September 1, 2018. The figures shown in the above table include pre-commercial production

•
Second quarter silver, zinc and lead production increased 44%, 43% and 62%, respectively, compared to the prior quarter, to 0.3 million ounces of silver, 5.3 million pounds of zinc and 5.0 million pounds of lead

•	Despite a 4% quarter-over-quarter decrease in mill throughput, increased production was driven by significantly higher feed grades and recovery rates across all metals

•
The Company continues to execute key projects targeting mill availability, which are expected to drive further operational improvements throughout the remainder of the year. Recovery rates continue to trend upward, with recoveries averaging approximately 81%, 63% and 82% for silver, zinc and lead, respectively, during June

•
The permit amendment application to operate at a year-round mining and milling rate of 1,100 tons (1,000 metric tonnes) per day is expected to be received during the third quarter, which is later than originally expected, but does not have an impact on planned operations

•	Full-year 2019 production guidance is unchanged at 1.5 - 2.5 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead

2019 Production Guidance
Coeur's 2019 production guidance remains unchanged from its guidance published on May 1, 2019.

	Gold	Silver	Zinc	Lead
	(oz)	(K oz)	(K lbs)	(K lbs)
Palmarejo	95,000 - 105,000	6,500 - 7,200	—	—
Rochester	40,000 - 50,000	4,200 - 5,000	—	—
Kensington	117,000 - 130,000	—	—	—
Wharf	82,000 - 87,000	—	—	—
Silvertip	—	1,500 - 2,500	25,000 - 40,000	20,000 - 35,000
Total	334,000 - 372,000	12,200 - 14,700	25,000 - 40,000	20,000 - 35,000

Financial Results and Conference Call
Coeur will report its second quarter financial results on August 7, 2019 after the New York Stock Exchange closes for trading. There will be a conference call on August 8, 2019 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans J. Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through August 22, 2019.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 32 149

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, results, recoveries, mining rates, throughput, operations at Palmarejo, Rochester, Kensington, Wharf and Silvertip, timing of obtaining permit amendment approval for Silvertip and commissioning of the new crushing circuit at Rochester. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss or insolvency of any third-party smelter or refiner with whom Coeur does business, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur's Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Average Spot Prices

	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Average Silver Spot Price Per Ounce	$14.88	$15.57	$14.54	$15.02	$16.53
Average Gold Spot Price Per Ounce	$1,309	$1,304	$1,226	$1,213	$1,306
Average Zinc Spot Price Per Pound	$1.25	$1.23	$1.19	$1.15	$1.41
Average Lead Spot Price Per Pound	$0.85	$0.92	$0.89	$0.95	$1.08

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com